UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Univest Financial Corporation
(Name of the Registrant as Specified In Its Charter)

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14 North Main Street, P.O. Box 197
Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 28, 2021
TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Financial Corporation (the "Annual Meeting") will be held online on Wednesday, April 28, 2021, at 9:00 a.m. Due to the public health concerns regarding the coronavirus (COVID-19), the restrictions on in-person gatherings and to support the health and well-being of our employees, directors and shareholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.

To be admitted to the Annual Meeting, you must go online to www.virtualshareholdermeeting.com/UVSP2021 and enter the control number found on your proxy card. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

    Univest's Board of Directors recommends a vote:

1.FOR the election of four Class I Directors each for a three-year term expiring in 2024 and one Alternate Director for a one-year term expiring in 2022 or until their successors are elected and qualified.
2.FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2021.
3.FOR the approval of, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as presented in this Proxy Statement.

Such other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be considered at the Annual Meeting.

The close of business on February 12, 2021 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.
The accompanying Proxy Statement forms a part of this notice.
SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS TO VOTE ALL THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the virtual meeting, please cast your vote over the internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the virtual meeting, you may vote by following the instructions available on the meeting website during the meeting.

By Order of the Board of Directors

WILLIAM S. AICHELE, Chairman

MEGAN DURYEA SANTANA , Esq., Secretary
March 19, 2021
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2021
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card, the annual report on Form 10-K for the year ended December 31, 2020 and the 2020 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are being provided to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Univest Financial Corporation (the "Corporation" or "Univest") for use at the Annual Meeting of Shareholders to be held virtually on April 28, 2021 and at any adjournment thereof.
Due to the public health concerns regarding the coronavirus (COVID-19), the restrictions on in-person gatherings and to support the health and well-being of our employees, directors and shareholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.
To be admitted to the Annual Meeting, you must go online to www.virtualshareholdermeeting.com/UVSP2021 and enter the control number found on your proxy card. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Copies of this Proxy Statement and proxies to vote the Corporation's common stock (the "Common Stock") are being sent to shareholders on or about March 19, 2021.
Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") and other subsidiary companies or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation's transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's stock in their names, or in the names of their nominees, for reasonable expenses in forwarding proxy cards and proxy statements to beneficial owners of such stock.
Revoking Your Proxy
Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted, deliver a later dated proxy or attend the virtual meeting and vote shares online as described in the Proxy Statement. Attendance at the virtual meeting will not in itself constitute revocation of a proxy.
Voting Information
The person named in the proxy card will vote in accordance with the instructions of the shareholder executing the proxy card, or in the absence of any such instruction, in accordance with the recommendations of the Board set forth below.

Univest's Board of Directors recommends a vote:
1.FOR the election of all four Class I Directors each for a three-year term expiring in 2024 and one Alternate Director for a one-year term expiring in 2022 or until their successors are elected and qualified.
2.FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2021.
3.FOR the approval of, on an advisory (non-binding) basis, the compensation of our named Executive Officers as presented in this Proxy Statement.

The Board has fixed the close of business on February 12, 2021 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 12, 2021, there were 29,317,550 outstanding shares of Common Stock entitled to vote at the Annual Meeting.
Quorum and Vote Required
The presence online or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and the advisory vote regarding executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting for determining the existence of a quorum, but will not be counted as votes cast for the election of any nominee for Director or with respect to any other proposal brought before the meeting.
Each holder of record of Common Stock on February 12, 2021 will be entitled to one vote per share on all business of the meeting. The four nominees for election as Class I Directors and the nominee for election as Alternate Director who receive the highest number of votes cast, online or by proxy, at the meeting will be elected. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of votes cast, online and by proxy, at the virtual meeting.

Voting by Internet and Telephone
Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Common Stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet and telephone voting are set forth on the proxy card. The deadline for voting via the internet or by telephone is 11:59 p.m., Eastern Time, on Tuesday, April 27, 2021. If you attend the virtual meeting, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

ELECTION OF DIRECTORS AND ALTERNATE DIRECTOR

The person named in the accompanying proxy card intends to vote to elect as Directors the nominees listed below, unless authority to vote for Directors is withheld in the proxy card. The Corporation's Bylaws (the "Bylaws") authorize the Board to fix the number of Directors to be elected. The Board has established the number of Class I Directors at four, each of which will be elected for a three-year term expiring in 2024 and one Alternate Director to be elected for a one-year term expiring in 2022.

The Nominating and Governance Committee has recommended the slate of nominees listed below for election. Management has been informed that all the nominees are willing to serve as Directors, but if any of them should decline or be unable to serve, the person named in the proxy card will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of Directors in accordance with the Bylaws.

The biographies of each of the nominees and continuing members of the Board of Directors, as of February 12, 2021, are set forth below. The biographies also contain information regarding the person’s business experience and certain other experiences, qualifications, attributes or skills. The nominees and continuing members of the Board of Directors have a diversity of experience and a wide variety of backgrounds, skills and qualifications that strengthen their ability to provide oversight. As described in the following biographies, the majority of directors also have specific experience in environmental, social and governance ("ESG") issues and oversight.

All nominees are currently Directors or Alternate Directors and dates indicating the first year that an individual became a Director refer to the initial year as a Director or Alternate Director of the Corporation or the Bank.

Class I Directors (to be elected for a three-year term expiring at the 2024 Annual Meeting of Shareholders)

William S. Aichele
Director
Director Since: 1990
Age: 70

William S. Aichele is currently Chairman of the Board of the Corporation and served as the Corporation's Chief Executive Officer from 1999 until his retirement on January 1, 2014 and has over forty years of experience in the financial services industry with the Corporation. Mr. Aichele served on the board of the Federal Reserve Bank of Philadelphia with his term expiring in December 2019. Additionally, Mr. Aichele serves on numerous non-profit boards and the Board of Trustees of Grand View Health. Mr. Aichele's background provides extensive knowledge of the banking industry, the local economy, businesses within the Bank’s operating region, as well as governance experience.

Suzanne Keenan
Director
Director Since: 2020
Age: 56

Suzanne Keenan is a member of the Board of Trustees of North American Electric Reliability Corporation (NERC), chairing their Technology & Security Committee, whose mission is to assure the effective and efficient reduction of risks to the reliability and security of the electric grid. Ms. Keenan has experience as a member of several advisory and volunteer boards and was a founding board member of Women in Tech Leadership, a Philadelphia-based networking organization. Ms. Keenan previously held the position of Chief Information Officer and Senior Vice President of Wawa, Inc., where she led and executed on IT strategy, IT security and process improvement methodology. She also held leadership positions at Comcast Cable, which included oversight of Comcast University and the establishment of Comcast's first talent management program focused on increasing diversity, and at PECO Energy Company, which included leading customer service, operations and marketing through deregulation. Ms. Keenan holds a Bachelor of Science Degree in Nuclear

Engineering from Penn State University and a Master's Degree in Health Physics from the University of Pittsburgh. Ms. Keenan's background provides extensive experience in customer experience, change management, information technology, information security and regulatory oversight.

Thomas M. Petro
Director
Director Since: 2016
Age: 62

Thomas M. Petro is currently Managing Partner of 1867 Capital Partners, a venture investor in early-stage life sciences, Fintech and tech-enabled business services. Mr. Petro most recently served as President and Chief Executive Officer of Fox Chase Bank since 2005 and Fox Chase Bancorp, Inc. since its founding and initial public offering in 2006 until their acquisition by the Corporation on July 1, 2016. Previously, Mr. Petro was President and Chief Executive Officer of Northeast Pennsylvania Financial Corporation and Chairman of the Board of BizEquity. He is Chairman of the Board of OrthogenRx, Inc. Mr. Petro also serves on the board of directors of Genome Profiling, LLC. and YesLender, LLC. He is past-chairman of the Pennsylvania Bankers Association and former board member of the American Bankers Association and serves as a National Association of Corporate Directors Board Leadership Fellow. Mr. Petro has an established record of ESG leadership demonstrated in the creation of a charitable foundation while at Fox Chase Bank focused on grant-making to support financial literacy, education that fosters entrepreneurship, the performing arts, and basic human services such as regional food banks. Under his leadership, Fox Chase Bank was an early adopter of LEED construction and solar installation lending and developed and implemented a lending program to assist low-to-moderate income families in financing the purchase and installation of high energy-efficient HVAC systems and windows. Mr. Petro's background provides extensive experience in capital markets, regulatory oversight, governance and the operations of a financial institution.

Charles H. Zimmerman
Director
Director Since: 2015
Age: 62

Charles H. Zimmerman currently serves as a member of senior leadership and as teaching pastor at Calvary Church in Souderton, a role he has held for over 30 years. Dr. Zimmerman has served on the Board of Directors for the Clemens Family Corporation since 2004 and currently serves as Lead Director. Dr. Zimmerman also serves as an executive consultant in the areas of leadership development and strategic effectiveness, and has developed a series of urban initiatives seeking to bring together for-profits, non-profits, urban churches and suburban communities in partnership for individual, family and community development. Dr. Zimmerman has been actively involved in church and corporate leadership and development and has extensive knowledge of the local economy and needs of the community.

Alternate Director (to be elected for a one-year term expiring at the 2022 Annual Meeting of Shareholders)

Joseph P. Beebe
Alternate Director
Director Since: 2021
Age: 62

Joseph P. Beebe retired in 2020 as Managing Director and Co-Head of the Insurance and Asset Management Investment Banking Group of Keefe Bruyette and Woods, Inc. He previously held management positions at Fox-Pitt, Kelton, Inc. and Midlantic Corporation. Mr. Beebe is currently a member of the President's Advisory Council as well as the Institute for Creativity and Entrepreneurship Advisory Council at Villanova University. Mr. Beebe previously served as an Advisory Board Member of Patriot Financial Partners LP. He also serves on a number of non-profit boards. Mr. Beebe holds a Bachelor of Arts Degree in Economics from Villanova University and an MBA with a concentration in Finance from Pace University. Mr. Beebe's background includes extensive experience advising insurance companies, asset managers, banks and related financial institutions on corporate strategy, mergers, acquisitions, divestitures and capital raising as well as governance issues.

Class II (each continuing for a three-year term expiring at the 2022 Annual Meeting of Shareholders)

Todd S. Benning, CPA
Director
Director Since: 2016
Age: 60

Todd S. Benning has over thirty-five years of experience in public accounting and is a Principal of DunlapSLK, PC, a full-service certified public accounting firm located in Chalfont, Pennsylvania where he serves in the firm’s Accounting Services Department and serves on the firm’s Diversity, Equity and Inclusion Committee. Previously, Mr. Benning was a founding stockholder of Dunlap & Associates, PC, certified public accountants and business consultants. Mr. Benning was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc., positions he held from 2005 until their acquisition by the Corporation on July 1, 2016. He served on the Fox Chase Bancorp, Inc. Audit Committee, Finance Committee, Nominating and Governance Committee and Compensation Committee. As a principal of a certified public accounting firm, Mr. Benning provides the Board of Directors with critical experience regarding accounting matters and small company management and qualifies as an audit committee financial expert. He works extensively with companies within the regions in which the Corporation conducts its business. His background includes extensive experience in accounting and financial matters, as well as governance experience.

Glenn E. Moyer
Director
Director Since: 2015
Age: 69

Glenn E. Moyer is currently the Chief Executive Officer of Live Oak Strategies, LLC, a consulting firm that provides advisory services to financial services companies on a limited basis. Mr. G. Moyer served as the Secretary of the Pennsylvania Department of Banking and Securities from April 2011 to January 2015. During that period, Mr. G. Moyer also served as Chair of the Board of Directors of the Pennsylvania Housing Finance Agency and Vice Chair of the Pennsylvania Banking and Securities Commission and was a voting member of the following boards: the Commonwealth Financing Agency, the Pennsylvania Economic Development Financing Authority, the Pennsylvania Industrial Development Authority, the Pennsylvania Minority Business Development Authority, the Pennsylvania Energy Development Authority and the Certified Real Estate Appraisers Board. Mr. G. Moyer currently serves on the board of the FHLBank Pittsburgh. Mr. G. Moyer was previously the President and Chief Executive Officer of National Penn Bancshares, Inc. and The Elverson National Bank. Mr. G. Moyer's background provides extensive experience in regulatory oversight, governance and the operations of a financial institution.

Jeffrey M. Schweitzer
Director
Director Since: 2013
Age: 47

Jeffrey M. Schweitzer currently serves as President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and has over twenty years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation's Chief Financial Officer since 2007 before his promotion to President and Chief Operating Officer on January 1, 2013 and to Chief Executive Officer on January 1, 2014. Mr. Schweitzer serves on non-profit boards in the Corporation's market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community. Additionally, Mr. Schweitzer serves as the Federal Reserve Bank of Philadelphia's representative on the Federal Advisory Council.

Michael L. Turner
Director
Director Since: 2015
Age: 64

Michael L. Turner has been a partner in the law firm of Marshall, Dennehey, Warner, Coleman & Goggin since 2007, and currently serves on the firm’s Diversity, Equity and Inclusion Committee. Mr. Turner was a founder of Valley Green Bank and served on its board of directors from 2005 until their acquisition by the Corporation on January 1, 2015. Mr. Turner was a founder and member of the Philadelphia law firm Kelly, Jasons, McGuire & Spinelli from 1989 to 2007, serving as managing partner for five years. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981 to 1986. Mr. Turner is a member of the Pennsylvania Bar. Mr. Turner's background provides extensive knowledge of the Southeast Pennsylvania business community.

Class III Directors (each continuing for a three-year term expiring at the 2023 Annual Meeting of Shareholders)

Roger H. Ballou
Director
Director Since: 2016
Age: 69

Roger H. Ballou was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc, positions he held from 2005 until their acquisition by the Corporation on July 1, 2016. Mr. Ballou served until January 2011 as the President and Chief Executive Officer and a Director of CDI Corporation (NYSE: CDI). Before joining CDI, Mr. Ballou served as Chairman and Chief Executive Officer of Global Vacation Group and as a senior advisor to Thayer Capital Partners. Previously, he was President and Chief Operating Officer of Alamo Rent-a-Car. Before joining Alamo, for more than 16 years, he held several positions with American Express, culminating in his appointment as President of the Travel Services Group. Mr. Ballou is also the Chairman of the Board of Directors of Alliance Data Systems (NYSE: ADS) and the Lead Independent Director of RCM Technologies, Inc. (Nasdaq: RCMT). Mr. Ballou also qualifies as an audit committee financial expert. Mr. Ballou's background as President and Chief Executive Officer of a public corporation provides extensive public company oversight and business experience, as well as governance experience.

K. Leon Moyer
Director
Director Since: 2005
Age: 71

K. Leon Moyer served as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank prior to his retirement on January 1, 2015. Mr. K.L. Moyer has over fifty years of experience in the financial services industry with the Corporation. During his tenure as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank, Mr. K.L. Moyer provided human capital oversight, acted as a management liaison to the Corporation's Compensation Committee and was responsible for the Corporation’s philanthropic initiatives and efforts. Additionally, Mr. K.L. Moyer serves on numerous non-profit boards and committees contributing to professional and community organizations throughout the Corporation’s market, providing Mr. K.L. Moyer with the necessary knowledge of the local economy and needs of the community. Mr. K.L. Moyer's background provides extensive experience in governance and the operations of a financial institution.

Natalye Paquin
Director
Director Since: 2017
Age: 60

Natalye Paquin is currently President and Chief Executive Officer of Points of Light Foundation, a global organization that supports and equips non-profits, corporations, and individuals focused on volunteerism and social good. Mrs. Paquin spent more than 15 years of her career as a lawyer focused on civil rights and employment matters in the education sector, working with the United States Government and two of the largest public school districts in the country, before joining the non-profit space as an executive. Prior to this position, from 2006 to 2016, Mrs. Paquin was an Independent Director of National Penn Bancshares, Inc. From 2010 to 2016, Mrs. Paquin served as Chief Executive Officer of the Girl Scouts of Eastern Pennsylvania as well as Chief Transformation Officer at Girl Scouts of the USA. Mrs. Paquin has also held the positions of Executive Vice President and Chief Operating Officer of the Kimmel Center, Inc. and Chief of Staff and then Chief Operating Officer for the School District of Philadelphia. Additionally, Mrs. Paquin has served on the boards of numerous non-profit-organizations. Mrs. Paquin's background working with corporations focused on ESG issues and corporate social responsibility matters and her work with non-profit organizations within the local, national and international economies provides significant leadership and management experience.

Robert C. Wonderling
Director
Director Since: 2018
Age: 59

Robert C. Wonderling is currently President and Chief Executive Officer of the Chamber of Commerce for Greater Philadelphia, a business advocacy organization of member companies that promotes growth and economic development in the 11-county Greater Philadelphia region. Since 2012, Mr. Wonderling has led the Chamber’s Diversity, Equity and Inclusion initiatives and, in recognition of his leadership, Mr. Wonderling was recognized in 2017 with the Anti-Defamation League's Americanism Award. Prior to this position, from 2002 to 2009, Mr. Wonderling served in the Pennsylvania State Senate, where he served as Chairman of the Communications and Technology Committee and the Transportation Committee. He also served in the executive branch of state government administration as Deputy Secretary of Transportation. Additionally, Mr. Wonderling serves on the boards of numerous business affiliated and non-profit organizations within the Philadelphia region as well as Chairman of the Board of Trustees at Ursinus College. In addition to his public service, Mr. Wonderling worked for Lehigh Valley based Air Products & Chemicals, Inc. He also served as an Executive Officer for the privately held software company Bentley Systems, Inc. in Exton, PA. Mr. Wonderling's background provides extensive business and governance experience within the Corporation's geographic region.

The following information is provided with respect to the Named Executive Officers of the Corporation not serving as a Director of the Board.

Name	Age	Current Primary Positions	Current Position Since
Michael S. Keim	53	Senior Executive Vice President of the Corporation, President of the Bank; Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Executive Vice President and Chief Financial Officer of the Corporation and Bank, prior to his current position).	2015
Brian J. Richardson	38	Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016, most recently as Director of Finance, prior to his current position). Prior to joining the Corporation, he served as Senior Vice President and Director of Accounting at Fox Chase Bancorp, Inc.	2019
Megan D. Santana	45	Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016 as General Counsel, prior to her current position). Prior to joining the Corporation, she was a partner in the law firm Fox Rothschild LLP.	2018
Duane J. Brobst	68	Senior Executive Vice President of the Corporation and the Bank, Chief Credit Officer of the Bank (Has been employed by the Corporation since 1992, most recently as Chief Risk Officer, prior to his current position).	2018

Security Ownership of Certain Beneficial Owners and Management

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each Director, each nominee for Director, each Named Executive Officer, and all Directors and executive officers as a group as of February 12, 2021.

Name	Number of Shares*	Percent
William S. Aichele (1)	152,027	**
Roger H. Ballou (2)	42,825	**
Joseph P. Beebe	—	**
Todd S. Benning	36,652	**
Suzanne Keenan (3)	12,100	**
Glenn E. Moyer	14,300	**
K. Leon Moyer (4)	84,696	**
Natalye Paquin	9,277	**
Thomas M. Petro	82,140	**
Jeffrey M. Schweitzer (5)	104,796	**
Michael L. Turner	23,990	**
Robert C. Wonderling	7,491	**
Charles H. Zimmerman	9,127	**
Duane J. Brobst (6)	58,831	**
Michael S. Keim (7)	57,203	**
Brian J. Richardson (8)	9,669	**
Megan D. Santana (9)	12,935	**

All Directors and Named Executive Officers as a Group (17 persons)	718,059	2.45%

*	The shares "Beneficially owned" may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes beneficially owned shares, unvested restricted shares and options to purchase shares or restricted stock units that will vest within 60 days of February 12, 2021.
**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 9,000 shares which may be acquired by the exercise of vested stock options.
(2)	Includes 7,803 shares owned by members of Mr. Ballou's family.
(3)	Includes 3,000 shares owned by members of Ms. Keenan's family.
(4)	Includes 6,973 shares owned by members of Mr. Moyer's family, of which he disclaims beneficial ownership of 5,905 shares.
(5)	Includes 53,031 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(6)	Includes 19,467 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(7)	Includes 25,400 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(8)	Includes 4,418 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(9)	Includes 6,198 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.

The following table provides information about persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding common stock as of February 16, 2021. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name	Number of Shares	Percent
Blackrock, Inc. (1)	2,767,794	9.45
Dimensional Fund Advisors LP (2)	2,095,661	7.16
Pzena Investment Management, LLC (3)	1,913,534	6.54

(1)	Information is derived from a Schedule 13G amendment filed with the SEC on February 1, 2021. The principal business office for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)	Information is derived from a Schedule 13G amendment filed with the SEC on February 16, 2021. The principal business office for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.
(3)	Information is derived from a Schedule 13G filed with the SEC on February 2, 2021. The principal business office for Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, NY 10022.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2020, all Section 16(a) reports by its Officers and Directors were timely filed, except one late report on Form 4 filed by Glenn E. Moyer with respect to the purchase of Common Stock.

The Board, the Board's Committees and Their Functions

The Corporation's Board met nine (9) times during 2020. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. While the Corporation has no formal policy on Director attendance at Annual Meetings of Shareholders, all Directors are encouraged to attend the Annual Meeting of Shareholders. In 2020, all Directors were present at the annual shareholders meeting. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:
Univest Financial Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, PA 18964

The Corporation's Board of Directors has determined that all Directors, with the exception of Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a Director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining a deposit, savings or similar account with the Bank by a Director or any of the Director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our Directors or Executive Officers.
For more information, see "Related Party Transactions."

Board of Director Committees as of December 31, 2020

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Roger H. Ballou	X	Chairman	—
Todd S. Benning	Chairman	—	—
Suzanne Keenan	—	—	—
Glenn E. Moyer	—	X	X
K. Leon Moyer	—	—	—
Natalye Paquin	—	—	—
Thomas M. Petro	—	—	—
Jeffrey M. Schweitzer	—	—	—
Michael L. Turner	X	—	X
Robert C. Wonderling	—	X	—
Charles H. Zimmerman	X	X	Chairman

Audit Committee

The Audit Committee of the Board met six (6) times during 2020. The responsibilities of the Audit Committee include: annual review of the selection of the Corporation's independent registered public accounting firm of review with the internal auditors and independent registered public accounting firm of the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. The Audit Committee also oversees the Corporation's whistleblower process and receives quarterly reports of any complaints. During 2020, no whistleblower complaints were received. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

Todd S. Benning, CPA, serves as Chairman of the Audit Committee. The Board has determined that each of Mr. Benning and Mr. Ballou meet the requirements adopted by the SEC for qualification as an audit committee financial expert.

The Board re-approved the Audit Committee Charter at its January 2021 meeting and the Audit Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy at its January 2021 meeting. A copy of the Audit Committee Charter may be found on the Corporation's Web Site: www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE
The Corporation's management is responsible for the Corporation's internal control over financial reporting. The Corporation's independent registered public accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Corporation's internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Corporation's internal control over financial reporting on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Corporation's independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm's independence from the Corporation and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Corporation's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Corporation's internal control over financial reporting and the overall quality of the Corporation's financial reporting process.
In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Corporation's management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Corporation's financial statements with U.S. generally accepted accounting principles. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Corporation's financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Corporation's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Corporation's independent registered public accounting firm is "independent."
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

Todd S. Benning, Chairman
Roger H. Ballou
Michael L. Turner
Charles H. Zimmerman

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation's annual financial statements and internal controls over financial reporting, and fees billed for other services rendered. All of the fees in the table were approved pursuant to the Audit Committee's pre-approval policy and procedures.

	2020	2019
Audit Fees	$997,000	$988,000
Audit Related Fees (1)	331,800	64,000
Tax Fees	—	—
All Other Fees (2)	1,780	1,780
Total Fees	$1,330,580	$1,053,780

(1)	2020 includes incremental audit fees related to the July 2020 Subordinated Debt Offering and the adoption of ASU No. 2016-13 (CECL). 2019 includes incremental audit fees related to the adoption of ASU No. 2016-02 (Leases) and ASU No. 2016-13 (CECL).
(2)	Represents the annual charge for a web based accounting research tool.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the firm does not provide any non-audit services to us prohibited by law or regulation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2020 Performance Summary

The Corporation's focus in 2020 was tied to seven strategic priorities:

•Grow Top Line Revenue
•Achieved organic loan portfolio growth of $436.2 million, or 9.9%, excluding Paycheck Protection Program ("PPP") loans;
•Increased total noninterest income by 19.7%, primarily due to increased gains on mortgage banking activities of 316.7% and an increase of 324.6% in interest rate swap fees; and
•Increased net interest income by 3.0%, despite inherent challenges presented by the current interest rate environment.

•Maximize Efficiency and Manage Costs
•Reduced efficiency ratio, excluding restructuring charges, to 60.0% for 2020 from 61.4% for 2019; and
•Announced a plan to optimize the financial center footprint with the consolidation or relocation of eight locations, or 20% of our financial centers, in 2021.

•Attract, Develop and Engage Human Capital
•Established our Diversity, Equity and Inclusion Committee to ensure that our workplace is a supportive environment with equal opportunities for everyone. The Committee reports progress on our Diversity, Equity and Inclusion Strategic Plan to the Board of Directors quarterly;
•Published our first Environmental, Social & Governance Report which outlines our continued commitment to corporate responsibility. The report can be accessed at https://www.univest.net/who-we-are/corporate-responsibility;
•During 2020, we were named a Top Workplace in the Delaware Valley by The Philadelphia Inquirer. This award was based on feedback provided through an employee survey administered by a third party in which 88% of our employees participated; and
•Continued to successfully recruit, train and retain talent despite a work-from-home environment for a majority of the year.

•Digital Evolution
•Continued to expand our digital product offerings by launching the following:
◦OpenAnywhere – Digital deposit account opening system that allows customers (new and existing) the ability to open checking and savings accounts (consumer only at this time) and to transact against their account immediately;
◦Secure Chat – approximately 40% of service center customer contact now occurs through this chat function;
◦MyCard rules – Gives customers more control over their debit cards, including merchant and spending categories;
◦Money Manager – Personal financial management tool, which provides functionality such as spending category tracking, aggregated account views and a net worth summary; and
◦Zelle – A person-to-person payment mechanism that was added to the Bank's mobile app.

•Commercial Innovation and Automation
•Continued progress towards utilizing nCino as a complete end-to-end commercial loan origination system:
◦Development and validation of an automated credit scorecard;
◦Over 850 loans booked using the nCino platform; and
◦Automation of certain processes in the credit review function.

•Advancing Salesforce Usage
•Began using Marketing Cloud and building out customer journeys; and
•Continued to harness Salesforce's data analytic capabilities.

•Gather Deposits
•Achieved organic deposit growth of $882.6 million, or 20.2%.

2020 Compensation Summary

•Salaries: 2020 salary increases, which became effective as of January 1, 2020 for the Executive Officers ranged from 2.5% - 8.1%, which reflect merit increases.

•Annual Incentive: Mr. Schweitzer's target was increased from 50% in 2019 to 55% in 2020 based on market information from our peer group. Ms. Santana's target was increased from 25% in 2019 to 35% in 2020 based on her promotion from Executive Vice President to Senior Executive Vice President. Mr. Richardson's target was increased from 31.5% in 2019 to 35% in 2020; Mr. Richardson's target of 31.5% for 2019 was an average based on his promotion to Chief Financial Officer effective July 1, 2019. Mr. Keim's and Mr. Brobst's targets were unchanged from 2019 to 2020. During 2020, our goals were achieved at less than target performance levels; therefore, the corporate performance portion of the annual incentive was paid out at 87.6% of target (see "Annual Incentives" for additional discussion).

•Equity: Executive Officers were granted two forms of equity - 70% of the total award was performance-based restricted stock units and 30% was service-based restricted stock units.

•Granted 2020 performance-based restricted stock units and service-based restricted stock units based on a percentage of the Executive Officer's base salary.
•Performance-based restricted stock units cliff vest after three years assuming certain targets are met related to: (1) relative return on average assets compared to the Board approved peer group for the three years ending December 31, 2022; and (2) earnings compared to an internally developed cumulative earnings per share target for the three years ending December 31, 2022.
•Service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of the grant.
•On December 7, 2020, the Compensation Committee approved a modification to the non-EPS portion of the performance-based restricted stock grants issued in 2018 and the performance-based restricted stock unit grants issued in 2019 and 2020 to change the relative performance metric from three-year average Return on Average Assets ("ROAA") to a relative three-year average Pre-Tax Pre-Provision less Net-Charge Offs Return on Average Assets ("PTPP-NCO ROAA") metric. This was done to address the inherent lack of comparability in the ROAA metrics due to variation in ASU No. 2016-13, "Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" ("CECL") implementation timing and approach. The Compensation Committee concluded the replacement metric was a more comparable measure of performance and intends to utilize this metric in future performance-based grants.

The Compensation Committee considers feedback from our shareholders in making compensation determinations. At the 2020 Annual Meeting, 97.4% of the votes cast were in favor of our say-on-pay proposal. We view this as a positive endorsement of our pay practices. Even in light of this strong support, we continue to monitor our pay alignment with shareholder interests and seek ways to improve our compensation program.

With information provided by management, the Compensation Committee reviewed the design and operation of our incentive compensation arrangements for all employees, including our Named Executive Officers, to determine whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION PHILOSOPHY

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, the Corporation's executive compensation program is designed to:

•    Attract and retain talented employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation's Mission Statement, Core Values and Vision Statement: "To be the best integrated financial solutions provider in the market." This key statement is critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•    Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the Executive Officers with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders and other stakeholder groups.

•Pay salaries, cash incentives and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives (although exact positioning varies by each individual's experience and responsibilities).

•    Support the Corporation's management development and succession plans.

•    Create a mutuality of interest between Executive Officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•    Require Executive Officers to acquire substantial levels of ownership of the Corporation's stock in order to better align the Executive Officers' interests with those of the shareholders.

COMPENSATION CONSULTANT AND PEER GROUP

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers the decision-making responsibilities, experience, work performance, achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual Executive Officer with a target of paying near the median (50%) level of our peer group, adjusted for overall performance of the individual Executive Officer. Base salaries are generally adjusted annually and are in effect for the period January 1 through December 31. The Compensation Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

The Compensation Committee engaged McLagan, a part of the Rewards Solutions practice of Aon plc, to assist it in reviewing its executive and director compensation program for 2020. McLagan is an independent compensation consulting firm engaged by and that reports directly to the Compensation Committee. The analysis provided by McLagan for 2020 includes, but is not limited to, an assessment of the Univest executive and Director compensation program compared to its peers, development of total cash compensation opportunities (base salary and cash incentives) and a review of the Corporation's short-term and long-term incentive arrangements (cash and equity). The analysis provides the Compensation Committee with a broad array of information from which to assess the effectiveness of our compensation programs and serves as a foundation for future compensation decisions. The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of Aon's total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the consultants and a member of the Compensation Committee; (v) any company stock owned by the consultants; and (vi) any business or personal relationships between our Executive Officers and the consultants. The Compensation Committee discussed these considerations as well as other considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest.

In determining compensation for our Named Executive Officers, the Compensation Committee uses market information from its peer group. For 2020, McLagan was engaged to assist the Compensation Committee in identifying a peer group of comparable financial institutions and then provide the market information for that peer group. The Corporation's 2020 peer group was selected based on the following criteria (as of March 31, 2019): total revenue of $150 million to $450 million; total assets less than $10 billion (except for WSFS Financial Corp.); non-interest income as a percent of total revenue greater than 20% (excep for S&T Bancorp Inc. and Sandy Spring Bancorp, Inc.); sum of trust, insurance, and investment banking/brokerage revenue greater than $7 million; and not headquartered in the Southeast, Southwest, or West Coast regions. These criteria led to one prior peer (Camden National Corp.) being removed and two new peers (NBT Bancorp Inc. and QCR Holdings Inc.) being added; the resulting 2020 peer group made up of the 20 financial institutions is listed below:

1st Source Corp.	Park National Corp.
Bryn Mawr Bank Corp.	Peapack-Gladstone Financial
Community Trust Bancorp Inc.	Peoples Bancorp Inc.
Financial Institutions Inc.	QCR Holdings Inc.
First Busey Corp.	S&T Bancorp Inc.
First Commonwealth Financial	Sandy Spring Bancorp, Inc.
Independent Bank Corp.	Stock Yards Bancorp, Inc.
Lakeland Financial Corp.	Tompkins Financial Corporation
Midland States Bancorp Inc.	Washington Trust Bancorp Inc.
NBT Bancorp Inc.	WSFS Financial Corp.

    In December 2019, the Compensation Committee met and reviewed the performance of the Named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2020. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2020, which was also approved by the full Board of Directors. Increases in base salary compensation for 2020 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultant.

BASE SALARY COMPENSATION FOR 2020

    The Compensation Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executive officers who are currently employed in similar positions at companies similar to the Corporation in both size (on the basis of total revenue) and scope of operation, with special emphasis placed on salaries paid by companies in the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

Below outlines the increases in base salary compensation for 2020 approved by the Compensation Committee (and by the Board for CEO Jeffrey M. Schweitzer):

Executive	2020 ($)	2019 ($)	Base Salary Increase
Jeffrey M. Schweitzer	665,000	635,000	4.7%
Michael S. Keim	445,000	415,000	7.2%
Brian J. Richardson	335,000	310,000	8.1%
Duane J. Brobst	266,500	260,000	2.5%
Megan D. Santana	310,000	300,000	3.3%

ANNUAL INCENTIVES

The Corporation established a non-equity annual incentive plan to reward Executive Officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Keim, Richardson and Brobst and Ms. Santana consists of cash bonuses based 80% on meeting annual Corporation performance goals (earnings per share, return on equity, efficiency ratio and nonperforming assets to total assets); and 20% on individual performance to reinforce the critical focus of our Executive Officers on certain annual objectives that have significant impact on our long-term performance strategy. The payout under the Annual Incentive Compensation Plan will occur during March following the performance year.

The Annual Incentive Compensation Plan provides for payouts based on actual results compared to target as detailed in the table below. The first three columns of the table provide the annual incentive payout target range by Named Executive Officer, as a percentage of base salary, based on performance as compared to target. The fourth and fifth columns provide the actual incentive award paid for 2020 as a percentage of base salary and actual dollar amount. The 2020 payout was interpolated based on actual results compared to threshold, target and optimum. Also, no payout will be made if annual ROAA is less than 50 basis points, adjusting for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.).

Executive	Threshold Achieve 80% of Target	Target Achieve 100% of Target (a)	Optimum Achieve 120% of Target	Actual Award (%) of Base Salary	Actual Award ($)
Jeffrey M. Schweitzer	22.0%	55.0%	82.5%	49.6%	329,600
Michael S. Keim	16.0%	40.0%	60.0%	36.0%	160,407
Brian J. Richardson	14.0%	35.0%	52.5%	31.5%	105,661
Duane J. Brobst	14.0%	35.0%	52.5%	31.5%	84,056
Megan D. Santana	14.0%	35.0%	52.5%	31.5%	97,776
(a) The Annual Incentive Compensation targets for Mr. Schweitzer, Ms. Santana and Mr. Richardson were changed from 2019 to 2020, refer to the "2020 Compensation Summary - Annual Incentives" in this Compensation Discussion and Analysis section for more detail.

    The Corporation's financial targets set by the Compensation Committee for 2020 along with the actual results for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Original Payout Targets (1)	Adjusted Payout Targets (2)	Threshold	Target (Plan) (3)	Optimum	Actual (4)
Earnings Per Share	25.0%	18.9%	$1.70	$2.12	$2.54	$2.13
Return on Average Equity	25.0%	19.3%	7.26%	9.08%	10.90%	9.32%
Efficiency Ratio	15.0%	15.0%	65.80%	63.30%	60.80%	62.34%
NPAs to Total Assets (5)	15.0%	15.0%	0.82%	0.57%	0.32%	0.64%
Total Corporate Performance	80.0%	68.2%

(1) Represents percentage of original target incentive compensation award.
(2) The results for 2020 were impacted by various non-recurring items, including model driven CECL provisioning, which was impacted by the COVID-19 pandemic. During 2020, our allowance for credit losses totaled $40.8 million of which $27.4 million was attributable to changes in economic-related assumptions. The $27.4 million charge was solely the result of assumptions and not actual losses recognized. As a result, the Compensation Committee deemed it appropriate to adjust actual results for certain of these non-recurring items. However, they also deemed it appropriate to reduce the Payout Targets based on the actual underperformance for the Earnings Per Share and Return on Average Equity performance metrics. Using the actual reported achievements equal to 76% and 77% of the original "Target (Plan)", respectively, the Adjusted Payout Targets for Earnings Per Share and Return on Average Equity were reduced by a similar magnitude. This resulted in an Adjusted Payout Target of 68.2% for Corporate performance compared to the Original Payout Target of 80% and an aggregate adjusted payout target (Corporate and Individual performance) of 88.2% compared to the original payout target of 100%.
(3) "Target (Plan)" is consistent with our 2020 budget, which was approved by the Board of Directors in December 2019.
(4) Adjusted to exclude the income statement impact of Paycheck Protection Program loans, changes in economic-related assumptions within the CECL model, restructuring charges, performance-based restricted stock modification benefit and the long-term debt extinguishment charge recorded in the quarter ended December 31, 2020. An additional adjustment was made to exclude the impact of the 2020 treasury stock purchases. These adjustments were approved by the Compensation Committee as they were not included in original "Target (Plan)".
(5) Performance for the NPAs to Total Assets metric is measured relative to a peer group of Mid-Atlantic banks with total assets between $2 billion and $8 billion. The Target (Plan) performance level shown in the table above reflects the median of the peer group, while Threshold and Optimum are set equal to 25 basis points below and above this Target (Plan) level, respectively. Peer group data is measured as of September 30, 2020, while the Corporation is measured as of December 31, 2020. NPAs to Total Assets were 0.64% as of December 31, 2020. When comparing the 0.64% to the September 30, 2020 peer group ratios, the Corporation was in the 41st percentile.

The individual performance component is recommended by the Chief Executive Officer or the Chairman of the Corporation, as applicable. When considering the recommendations, the Compensation Committee considers the individual's contribution to progress on strategic initiatives critical to the Corporation's performance in 2020 and beyond. In 2020, the Compensation Committee determined that the individual performance component for Messrs. Schweitzer, Keim, Richardson, Brobst and Ms. Santana should be paid out at Target.

As a result of corporate performance (paid out at 87.6% of the original payout target) and the individual performance component, an aggregate cash bonus was paid to the above Named Executive Officers of the Corporation for 2020 at 90.1% of the original targeted payout level.

LONG-TERM INCENTIVES

    Stock-Based Compensation

Prior to 2019, the long-term incentive program consisted primarily of stock options, service-based restricted stock grants and performance-based restricted stock awards that vested based on the Corporation's performance compared to its selected peers and internally developed earnings per share targets. In December 2018, the Corporation's Board of Directors approved an Amended and Restated Univest 2013 Long-Term Incentive Plan, which permits the issuance of restricted stock units ("RSUs"). Beginning in 2019, the Corporation issued a combination of performance-based and serviced-based RSUs instead of restricted stock awards and stock options for annual equity awards to Named Executive Officers and non-employee Directors. An employee has no ownership rights and no rights to dividends until the RSUs vest.

The purpose of the program is to align management's interests with those of our shareholders, promote employee retention and also to ensure management's focus on the long-term stability and performance of the Corporation.

At the 2013 annual shareholder's meeting, the shareholders approved the Univest 2013 Long-Term Incentive Plan (now the Amended and Restated 2013 Long-Term Incentive Plan). The purpose of the plan is to enable employees and non-employee Directors of the Corporation to: (i) own shares of stock in the Corporation; (ii) participate in the shareholder value which has been created; and (iii) have a mutuality of interest with other shareholders. The plan also enables the Corporation to attract, retain and motivate key employees. Participation in the Amended and Restated Univest 2013 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Compensation Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, restricted stock awards and/or restricted stock units. As of December 31, 2020, there were 2,509,615 shares available for future grants. At the time of an award grant, the Compensation Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.) consistent with the terms of the plan.

Upon a change in control: (i) any stock awards or restricted stock units outstanding for at least six months and any stock options awarded which have been held for at least six months will become fully vested and exercisable; (ii) restrictions applicable to any restricted stock award lapse and such shares become fully vested; (iii) the value of all outstanding stock options and restricted stock awards or restricted stock units will be cashed out on the basis of their fair market value; and (iv) any outstanding long-term performance awards will vest and be paid out based on the prorated target results for the performance periods in question.

    2020 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock units and service-based restricted stock units; 70% of the targeted fair value of the awards is performance-based restricted stock units and 30% of the targeted fair value is service-based restricted stock units.
Performance-based restricted stock units were granted on March 15, 2020 based on the Target level performance as detailed below. The performance-based restricted stock units will vest on March 15, 2023, provided certain performance metrics are met that evaluate the Corporation's performance compared to (i) the SNL Small Cap Bank and Thrift Index ("Select Peer Group") with respect to three-year average ROAA and (ii) internally determined cumulative earnings per share target for the three-year period ended December 31, 2022. No vesting will occur if the three-year average ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.) On December 7, 2020, the Compensation Committee approved a modification to the non-EPS portion of the performance-based restricted stock grants issued in 2018 and performance-based restricted stock unit grants issued in 2019 and 2020 to change the relative performance metric from three-year average ROAA to a relative three-year average PTPP-NCO ROAA metric. Additionally, the grants were modified to replace the 50 basis point ROAA requirement with a 50 basis point PTPP-NCO ROAA requirement. Refer to the "2020 Compensation Summary" section of this document for more detail.

Service-based restricted stock units were granted on March 15, 2020 and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

The following table shows the vesting of performance-based awards with more shares vesting if performance exceeds Target and fewer shares vesting if performance is short of Target. Target is defined as ranking in the 50th percentile of PTPP-NCO-ROAA performance compared to its Select Peer Group and achieving a targeted cumulative 2020 to 2022 earnings per share target adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.) both weighted at 50%.

PTPP-NCO-ROAA	Threshold (35%)	Target (50%)	Optimum (75% or Greater)
Amount of Shares Vesting	50%	100%	150%

EPS Performance	Threshold (80% of Target)	Target	Optimum (120% of Target)
Amount of Shares Vesting	50%	100%	150%
On March 15, 2020, the Compensation Committee approved grants of performance-based restricted stock units to the Named Executive Officers:

	Number of Units			Grant Date Fair Value ($)
Executive	Threshold	Target	Optimum	Threshold	Target	Optimum
Jeffrey M. Schweitzer	7,081	14,161	21,242	128,015	256,031	384,046
Michael S. Keim	4,307	8,614	12,921	77,871	155,741	233,612
Brian J. Richardson	2,270	4,540	6,810	41,042	82,083	123,125
Duane J. Brobst	1,806	3,611	5,417	32,643	65,287	97,930
Megan D. Santana	2,101	4,201	6,302	37,977	75,954	113,931

The granting of service-based restricted stock units is at the discretion of the Compensation Committee and is not contingent on the achievement of annual targets described under "Annual Incentives." On March 15, 2020, the Compensation Committee approved the granting of service-based restricted stock units to the following named Executive Officers:

Executive	Service-Based Restricted Stock Units Granted (a)	Grant Date Fair Value ($)
Jeffrey M. Schweitzer	6,069	109,728
Michael S. Keim	3,693	66,769
Brian J. Richardson	1,947	35,202
Duane J. Brobst	1,548	27,988
Megan D. Santana	1,800	32,544
(a) The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant.

Vesting of 2018 Performance-Based Restricted Stock

During 2018, the Corporation granted its Executive Officers performance-based restricted stock as detailed in the following chart. On December 7, 2020, the Compensation Committee approved a modification to the non-EPS portion of the March 15, 2018 Performance-Based Restricted Stock grant to change the relative performance metric from three-year average Return on Average Assets to a relative three-year average PTPP-NCO ROAA metric. Refer to the "2020 Compensation Summary - Equity" section of this Compensation Discussion and Analysis section of this document for more detail. The modification did not result in a change to the number of target shares granted.

Executive	# of Target Shares Granted
Jeffrey M. Schweitzer	7,368
Michael S. Keim	3,832
Brian J. Richardson	1,105
Duane J. Brobst	2,166
Megan D. Santana	1,474

The 2018 performance-based restricted stock will vest on March 15, 2021 based on the Corporation's performance compared to (i) the Select Peer Group with respect to the three-year average PTPP-NCO ROAA and (ii) an internally determined cumulative earnings per share target for the three years ended December 31, 2020, as determined at the date of the grant which was approved by the Compensation Committee. Each criteria is equally weighted at 50% of the vesting.

PTPP-NCO ROAA	Threshold (35%)	Target (55%)	Optimum (75% or Greater)
Amount of Shares Vesting	50%	100%	150%

Three Year Cumulative EPS Performance	Threshold (80% of Target)	Target	Optimum (120% of Target)
Amount of Shares Vesting	50%	100%	150%
Internal Target	$5.22	$6.53	$7.84

Actual results for the three-year PTPP-NCO ROAA analysis were adjusted for certain non-recurring items such as initial year investments in Lancaster County, legal settlement claims, BOLI death benefit claims, the performance-based restricted stock modification benefit, restructuring charges and certain long-term debt extinguishment charges. The PTPP-NCO ROAA, as adjusted, for the three-year period ended December 31, 2020 was 1.57% which ranked 66th of 117 Peer Banks or at 43.6% which is above the threshold of 35%. This provided for a vest rate of 71.5% of shares for the PTPP-NCO ROAA Test.

Actual results for the three-year cumulative earnings per share analysis were adjusted for certain non-recurring items such as Paycheck Protection Program loans, changes in economic-related assumptions within the CECL model, initial year investments in Lancaster County, legal settlement claims, BOLI death benefit claims, the performance-based restricted stock modification benefit, restructuring charges and certain long-term debt extinguishment charges and treasury stock purchases. Earnings per share, as adjusted, for the three years ended December 31, 2020 was $6.15, which was below target but above threshold and provided for a vest rate of 85.8% of shares for the earnings per share test.

    Based on the above analysis, the vest rate for the 2018 performance-based restricted stock was 78.6% and each Executive received 78.6% of the target shares identified in the above table.

Dividends on Unvested Equity Awards

Prior to 2019, Named Executive Officers and non-employee directors had ownership rights and rights to dividends on all restricted stock awards granted even if those shares had not yet vested. However, beginning in 2019, when annual equity grants were issued in restricted stock units instead of restricted stock awards and stock options, the Corporation's treatment of dividends on unvested equity awards was also amended. As a result, Named Executive Officers and non-employee directors no longer have ownership rights or rights to dividends on unvested equity awards. Dividend equivalents for unvested restricted stock units will be accrued by the Corporation over the vesting period and paid out in cash when the underlying shares are issued based on the number of restricted stock units that have vested.

RETIREMENT BENEFITS AND OTHER COMPENSATION

Pension Plan

    Univest provided a tax-qualified pension plan to all employees hired prior to December 8, 2009. Effective December 31, 2009, the benefits previously accrued under the pension plan were frozen and the plan was amended and converted into a cash balance pension plan with participants not losing any pension benefits already accrued. For purposes of this proxy statement, we refer to the plan as the "Pension Plan". The Pension Plan is a noncontributory retirement plan covering substantially all employees of the Corporation who have completed one year of service and attained age 21. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is administered by the Plan Administrative Committee appointed by the Board of Directors of the Corporation. The Bank, a wholly owned subsidiary of the Corporation, serves as the Trustee of the Plan. The Trustee is responsible for the investments of the Plan. The Trustee has full discretionary authority for the purchase and sale of investments. As a cash balance pension plan, employer contributions to the Pension Plan are based on amounts required to be funded under the provisions of the Internal Revenue Code and ERISA. No contributions to the Pension Plan are required or permitted by the participants.
    The normal retirement date under the Pension Plan is the first day of the month in which the participant's 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.
    As a cash balance pension plan (after December 31, 2009), benefits under the plan are credited to participant's accounts based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

    Additionally, annually the employees' accounts are credited with a guaranteed return of the ten-year Treasury note rate plus 1%, but in no event less than 2.00%. To not penalize long-term employees of the Corporation, for employees over the age of 55 and with more than 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the defined benefit portion of the Pension Plan (i.e., the formula in effect prior to December 31, 2009) or the new cash balance component of the plan.
    Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his/her normal retirement age. A participant's early retirement benefit is the greater of (i) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a nondecreasing life annuity payable for a period not less than the life of the participant or (ii) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant's early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant's accrued benefit payable at the participant's normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant's age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
    Participants were not vested in the benefits accrued up to December 31, 2009 until they completed five years of service, at which time they became fully vested in their accrued benefits. Participants are not vested in the benefits accrued after December 31, 2009 under the cash balance portion of the plan until they complete three years of service, at which time they become fully vested in the benefits accrued under the cash balance portion of the plan.
    A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.
    While the Corporation has not expressed any intent to do so, the Pension Plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the Pension Plan, the plan provides that the net assets of the plan will be allocated among the participants in the order provided for under ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the Pension Plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (the "PBGC") up to specified limitations.
    Should the Pension Plan terminate at some future time, its assets generally may not be available on a pro rata basis to provide participants' benefits. Whether a particular participant's accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.
Deferred Salary Savings Plan
On an elective basis, employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (the "DSSP"). In 2020, participants could defer up to $19,500 if under age 50 and $26,000 if at least age 50 by December 31. After employees complete six months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's deferred salary. All contributions are invested via a trust. The Corporation's matching contributions for 2020, 2019, and 2018 amounted to $1,769,223, $1,520,550 and $1,367,025, respectively. The matching contributions are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

Other Benefits and Perquisites

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain Executive Officers, including the Named Executive Officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain Named Executive Officers with personal tax preparation services. These services are provided by a Certified Public Accounting firm other than Univest's independent registered public accounting firm, KPMG LLP.

OTHER EXECUTIVE COMPENSATION PRACTICES

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the Executive Officers with those of the shareholders, the Board of Directors approved minimum stock ownership guidelines for the Executive Officers. Below are the minimum required holdings for the Named Executive Officers.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Michael S. Keim	2.5x
Brian J. Richardson	2.0x
Duane J. Brobst	2.0x
Megan D. Santana	2.0x

The ownership requirements vary based upon which category of the Executive Incentive Plan (there are four) the Executive is placed in. In 2020, Executive Officers in each category were as follows: Category 1 is the President and CEO of the Corporation; Category 2 is the President of the Bank; Category 3 includes the Chief Financial Officer and any Senior Executive Vice President of the Corporation and/or the Bank, any Commercial Banking Market President, the Wealth Management President and Insurance President; and Category 4 includes Executive Vice Presidents of the Corporation or the Bank. These ownership requirements must be met within five years of entering the plan. If an individual is promoted to a new category, the individual will have three additional years in which to achieve the new ownership requirement. Each Executive who has been an Executive for at least five years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements outlined in the table above:
•All shares held by the employee or their spouse;
•All restricted stock (vested or unvested);
•All restricted stock units (vested or unvested);
•Unexercised vested in-the-money stock options;
•Shares held in the employee's 401(k) plan or Employee Stock Purchase Plan; and
•Shares held in trust for the benefit of the employee or their immediate family members

Insider Trading Policy

The Corporation maintains an Insider Trading Policy ("Policy") that applies to its Directors and executive officers. The Policy, among other matters, prohibits the following activities associated with the Common Stock:
•Trading on material, non-public information;
•Trading during designated black-out periods;
•Hedging of Common Stock;
•Pledging of Common Stock in a margin account; and
•Short selling Common Stock.

Claw Back Provision on Incentive Compensation

In the case where an accounting restatement occurs due to a material error, whether due to intentional fraud or a “no fault” accounting restatement, incentive-based compensation that is based on financial information required to be reported under the securities laws, including performance-based restricted stock and stock units, will be recovered, to the extent of the financial impact of the error, from all SEC Reporting officers who were SEC Reporting officers during the relevant period. If it is determined by the Compensation Committee that it is impracticable to recover the amounts (i.e. the cost to recover exceeds the amount to be recovered) then the Corporation will disclose the individual's name, the amount foregone, and a brief description of the reason for deciding not to pursue recovery in our next annual proxy statement.

Change In Control Agreements

The Corporation has entered into change in control agreements (the "Agreements") with certain Executive Officers, including all of the Named Executive Officers. The Agreements ending on December 31, 2020 automatically renewed for each Named Executive Officer and now have fixed terms ending December 31, 2021, with automatic one-year renewals thereafter absent notice of non-renewal from any party.

In the event a Named Executive Officer's employment is terminated subsequent to a "change in control" during the term of the Agreement either by the Corporation for a reason other than "cause" (as defined in the Agreement) or by the Executive after the occurrence of certain specified events constituting "good reason" described below, the Corporation will pay the applicable Executive Officer a lump-sum cash payment equal to the sum of (i) two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times their average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive Officer will receive continuation of medical insurance benefits for two years or a cash payment equal to the cost to obtain such benefits.

The specified events constituting "good reason" permitting an Executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) material diminution in Executive's authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from Executive's office on the date of the change in control (unless closer to Executive's residence); (iii) material diminution in Executive's base salary; (iv) failure to provide Executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.

Payments under the Agreement would be reduced to the extent necessary to avoid an "excess parachute payment" under Section 280G of the Internal Revenue Code. In the event that the Executive becomes entitled to and receives benefits under the Agreement after a change in control, he or she will be subject to one year non-compete and non-solicitation covenants. In the event that the Executive voluntarily terminates employment during the term of the Agreement prior to a change in control, he or she will be subject to similar non-compete and non-solicitation covenants for six months.

IMPACT OF TAXATION ON THE FORM OF COMPENSATION

The Compensation Committee considers a variety of factors, including the Corporation's tax position, the materiality of the payments and tax deductions involved, the objectives of the executive compensation programs and the Corporation's compensation philosophy in structuring compensation programs and making compensation decisions. For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act generally eliminated the "performance-based" compensation exception under 162(m) of the Internal Revenue Code and expanded the $1 million per covered employee annual limitation on deductibility to a larger group of executive officers. In addition, the Tax Cuts and Jobs Act provides that any Named Executive Officer who was a covered employee in taxable years beginning on and after January 1, 2017 will continue to be a covered employee for all subsequent taxable years. As a result, the Corporation may no longer take an annual deduction for any compensation paid to an expanded number of covered employees in excess of $1 million per covered employee unless an exception applies.

    OVERVIEW OF BASE SALARY CHANGES FOR 2021

    2021 Base Salaries

In December 2020, the Compensation Committee met and reviewed the performance of the Named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2021. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2021. Increases in base salary compensation for 2021 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultant. The Chief Executive Officer's base salary was approved by the full Board of Directors in December 2020.

Below outlines the increases in base salary compensation for 2021 approved by the Compensation Committee:

Executive	2021 ($)	2020 ($)	Base Salary Increase
Jeffrey M. Schweitzer	700,000	665,000	5.3%
Michael S. Keim	470,000	445,000	5.6%
Brian J. Richardson	360,000	335,000	7.5%
Duane J. Brobst	266,500	266,500	—%
Megan D. Santana	330,000	310,000	6.5%

The increases for the Named Executive Officers were due to merit, growth and their increased size and complexity of the Corporation and the individual's related responsibilities. Base salaries are determined by considering the experience and responsibilities of the individual Executive Officer with a target of paying near the median (50%) level of our peer group, adjusted for overall performance of the individual Executive.

CONCLUSION

Through the programs described above, a significant portion of the Corporation's Executive compensation is linked directly to individual and corporate performance and growth in shareholder value.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock awards and option awards are determined at grant date fair values, which may be worth more or less when vested or paid.

The following table sets forth for the fiscal years ended December 31, 2020, 2019 and 2018, the compensation which the Corporation and its subsidiaries' principal executive officer, principal financial officer and three other named Executive Officers earned. This table should be read in conjunction with the "Compensation Discussion and Analysis" section of this document. These five individuals are referred to throughout this Proxy as Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(a)(b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (d)	All Other Compensation ($) (e) (f)	Total ($)
Jeffrey M. Schweitzer,	2020	665,000	664,397	—	329,600	27,346	26,107	1,712,450
President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank	2019	635,000	317,530	—	315,237	31,333	25,957	1,325,057
	2018	600,000	209,988	90,002	251,166	11,438	25,807	1,188,401
Michael S. Keim,	2020	445,000	403,578	—	160,407	15,770	24,084	1,048,839
Senior Executive Vice President of the Corporation, President of the Bank; Director of the Bank	2019	415,000	207,534	—	164,817	15,475	23,929	826,755
	2018	390,000	109,212	46,800	130,607	—	23,779	700,398
Brian J. Richardson, (1)	2020	335,000	185,605	—	105,661	—	16,160	642,426
Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2019	247,700	46,428	—	76,873	—	12,520	383,521

Duane J. Brobst,	2020	266,500	174,878	—	84,056	98,774	17,261	641,469
Senior Executive Vice President of the Corporation and the Bank, Chief Credit Officer of the Bank	2019	260,000	91,035	—	90,351	107,108	17,164	565,658
	2018	252,000	61,731	26,459	73,843	5,760	17,044	436,837
Megan D. Santana,	2020	310,000	185,434	—	97,776	—	15,074	608,284
Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank	2019	300,000	75,065	—	74,465	—	14,844	464,374
	2018	268,846	42,009	18,003	56,271	—	14,665	399,794
(1) Mr. Richardson was promoted to Chief Financial Officer effective July 1, 2019. Mr. Richardson was not a Named Executive Officer prior to 2019.
(a)The amount for 2020 reflects the aggregate grant date fair value for restricted stock units granted on March 15, 2020, computed in accordance with ASC 718 and is based on the Company's stock price as of the date of grant, which was $18.08, and the aggregate grant date fair value for performance-based restricted stock grant modifications executed on December 7, 2020, computed in accordance with ASC 718 and is based on the Company's stock price as of the date of modification, which was $19.80. The component of the 2020 amount related to the March 15, 2020 grant was calculated assuming that the performance conditions were satisfied at the target level. The component of the 2020 amount related to the December 7, 2020 modifications was calculated assuming that the modified performance conditions were satisfied at 79.8% for the 2018 awards, 118.5% for the 2019 awards, and 100.0% for the 2020 awards, which was the Company's expected value of the performance conditions as of the date of the modification. The amounts for 2019 and 2018 reflect the aggregate grant date fair value for all restricted stock and restricted stock units granted, computed in accordance with ASC 718 and are based on the Company's stock price as of the date of grant, which was $26.01 and $28.50 for grants made in 2019 and 2018, respectively. The amounts for 2019 and 2018 were calculated assuming that the performance conditions were satisfied at the target level. Refer to the "Compensation Discussion and Analysis" section of this document for more detail.

(b)Assuming that the Company's performance during the measurement period for the performance-based restricted stock granted in 2020 result in a maximum vesting, and the service component of the awards is achieved, the Named Executive Officers would be entitled to receive the number of shares and corresponding dollar value shown below, which is based on the Company's stock price as of the date of grant, which was $18.08 on March 15, 2020 and $19.80 on December 7, 2020:

		Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Maximum (#)	Maximum ($)
Jeffrey M. Schweitzer	3/15/2020	21,242	384,055
	12/7/2020 (1)	5,526	109,415
	12/7/2020 (2)	6,410	126,918
	12/7/2020 (3)	10,622	210,316
Michael S. Keim	3/15/2020	12,921	233,612
	12/7/2020 (1)	2,874	56,905
	12/7/2020 (2)	4,190	82,962
	12/7/2020 (3)	6,461	127,928
Brian J. Richardson	3/15/2020	6,810	123,125
	12/7/2020 (1)	830	16,434
	12/7/2020 (2)	936	18,533
	12/7/2020 (3)	3,405	67,419
Duane J. Brobst	3/15/2020	5,417	97,939
	12/7/2020 (1)	1,625	32,175
	12/7/2020 (2)	1,838	36,392
	12/7/2020 (3)	2,709	53,638
Megan D. Santana	3/15/2020	6,302	113,940
	12/7/2020 (1)	1,106	21,899
	12/7/2020 (2)	1,515	29,997
	12/7/2020 (3)	3,152	62,410
(1) Reflects the modification of the non-EPS portion of the March 15, 2018, performance-based restricted stock grants executed on December 7, 2020. Refer to the "Compensation Discussion and Analysis" section of this document for more detail.
(2) Reflects the modification of the non-EPS portion of the March 15, 2019, performance-based restricted stock grants executed on December 7, 2020. Refer to the "Compensation Discussion and Analysis" section of this document for more detail.
(3) Reflects the modification of the non-EPS portion of the March 15, 2020, performance-based restricted stock grants executed on December 7, 2020. Refer to the "Compensation Discussion and Analysis" section of this document for more detail.
(c)Represents the fair value for all stock options granted during 2018. Assumptions used in calculating the fair value on these stock options are set forth in Note 13 to the Financial Statements included in Univest's Form 10-K for the year ended December 31, 2020.
(d)The pension value for Mr. Keim decreased $14,826 for 2018.
(e)Includes Deferred Salary Savings Plan (401(k)) company matching contributions, life insurance premiums, and personal tax preparation services. Also includes an expense allowance for Mr. Schweitzer and Mr. Keim of $14,400 and $12,000, respectively, in 2020.
(f)Does not include dividends on unvested restricted stock awards. According to the SEC Item 402(c) of Regulation S-K, these dividends do not need to be separately disclosed since they were factored into the ASC 718 grant date value of the awards. Accordingly, we have excluded the dividends from the All Other Compensation values. As noted in the Long-Term Incentives section in the "Compensation Discussion and Analysis," the Corporation issued restricted stock units instead of restricted stock awards beginning in 2019. An employee has no rights to dividends on unvested restricted stock units until the vest date based on the actual number of awards vested.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b) (c)			All Other Stock Awards: Number of Shares of Stock or Units (#) (d)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey M. Schweitzer		$146,300	$365,750	$548,625
	3/15/2020 (e)				7,081	14,161	21,242		256,031
	3/15/2020 (e)							6,069	109,728
	12/7/2020 (f)				1,842	3,684	5,526		58,177
	12/7/2020 (g)				2,137	4,273	6,410		100,257
	12/7/2020 (h)				3,541	7,081	10,622		140,204
Michael S. Keim		$71,200	$178,000	$267,000
	3/15/2020 (e)				4,307	8,614	12,921		155,741
	3/15/2020 (e)							3,693	66,769
	12/7/2020 (f)				958	1,916	2,874		30,257
	12/7/2020 (g)				1,397	2,793	4,190		65,532
	12/7/2020 (h)				2,154	4,307	6,461		85,279
Brian J. Richardson		$46,900	$117,250	$175,875
	3/15/2020 (e)				2,270	4,540	6,810		82,083
	3/15/2020 (e)							1,947	35,202
	12/7/2020 (f)				277	553	830		8,733
	12/7/2020 (g)				312	624	936		14,641
	12/7/2020 (h)				1,135	2,270	3,405		44,946
Duane J. Brobst		$37,310	$93,275	$139,913
	3/15/2020 (e)				1,806	3,611	5,417		65,287
	3/15/2020 (e)							1,548	27,988
	12/7/2020 (f)				542	1,083	1,625		17,103
	12/7/2020 (g)				613	1,225	1,838		28,742
	12/7/2020 (h)				903	1,806	2,709		35,759
Megan D. Santana		$43,400	$108,500	$162,750
	3/15/2020 (e)				2,101	4,201	6,302		75,954
	3/15/2020 (e)							1,800	32,544
	12/7/2020 (f)				369	737	1,106		11,639
	12/7/2020 (g)				505	1,010	1,515		23,698
	12/7/2020 (h)				1,051	2,101	3,152		41,600
(a)These columns illustrate the possible payouts for each Named Executive Officer under the Annual Incentive Compensation Plan. See "Summary Compensation" and "Compensation Discussion and Analysis" sections of the document for the actual payouts made in 2020.
(b)On December 7, 2020, the Compensation Committee approved a modification to the non-EPS portion of the performance-based restricted stock grants issued in 2018, and the performance-based restricted stock units granted in 2019 and 2020 to change the relative performance metric from three-year average ROAA to a relative three-year average PTPP-NCO ROAA metric. These modifications did not result in a change to the number of target shares granted and the number of units above are displayed to reconcile the incremental compensation to the Named Executive Officers as a result of the modifications.
(c)The number of 2020 performance-based restricted stock units actually received and the vesting of those units will depend on the satisfaction of certain performance criteria over the next three years. Dividends are not paid on the service-based and performance-based restricted stock units until vest date based on the number of units that actually vest. The units granted are not eligible for voting.
(d)The 2020 service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant.
(e)"Grant Date Fair Value of Stock and Option Awards ($)" reflects the aggregate grant date fair value for performance-based restricted stock and service-based restricted stock granted on March 15, 2020, utilizing the Corporation's stock price on the date of the grant and, for the performance-based restricted stock units granted on March 15, 2020, assuming performance conditions were satisfied at the target level.
(f)"Grant Date Fair Value of Stock and Option Awards ($)" reflects the aggregate grant date fair value for the modification of the non-EPS portion of the March 15, 2018, performance-based restricted stock grants executed on December 7, 2020, utilizing the Corporation's stock price on the date of the modification and assuming performance conditions were satisfied at 79.8%, which was the Company's expectation as of the date of the modification. Refer to the "Compensation Discussion and Analysis" section of this document for more detail.

(g)"Grant Date Fair Value of Stock and Option Awards ($)" reflects the aggregate grant date fair value for the modification of the non-EPS portion of the March 15, 2019, performance-based restricted stock grants executed on December 7, 2020, utilizing the Corporation's stock price on the date of the modification and assuming performance conditions were satisfied at 118.5%, which was the Company's expectation as of the date of the modification. Refer to the "Compensation Discussion and Analysis" section of this document for more detail.
(h)"Grant Date Fair Value of Stock and Option Awards ($)" reflects the aggregate grant date fair value for the modification of the non-EPS portion of the March 15, 2020, performance-based restricted stock grants executed on December 7, 2020, utilizing the Corporation's stock price on the date of the modification and assuming performance conditions were satisfied at 100.0%, which was the Company's expectation as of the date of the modification. Refer to the "Compensation Discussion and Analysis" section of this document for more detail.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2020

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (b)
Jeffrey M. Schweitzer (a)	1/31/2014	955	—	—	18.78	1/31/2024	3/15/2018	5,793	119,220	—	—
	1/31/2015	9,000	—	—	18.52	1/31/2025	3/15/2019 (c)	—	—	8,545	175,856
	1/31/2016	13,622	—	—	19.68	1/31/2026	3/15/2019 (d)	2,442	50,256	—	—
	1/31/2017	12,277	—	—	28.15	1/31/2027	3/15/2020 (c)	—	—	14,161	291,433
	3/15/2018	9,289	4,644	—	28.50	3/15/2028	3/15/2020 (d)	6,069	124,900	—	—
Michael S. Keim (a)	1/31/2015	2,000	—	—	18.52	1/31/2025	3/15/2018	3,013	62,008	—	—
	1/31/2016	7,430	—	—	19.68	1/31/2026	3/15/2019 (c)	—	—	5,585	114,939
	1/31/2017	6,696	—	—	28.15	1/31/2027	3/15/2019 (d)	1,596	32,846	—	—
	3/15/2018	4,830	2,415	—	28.50	3/15/2028	3/15/2020 (c)	—	—	8,614	177,276
							3/15/2020 (d)	3,693	76,002	—	—
Brian J. Richardson	1/13/2017	1,500	—	—	28.15	1/31/2027	3/15/2018	869	17,884	—	—
	3/15/2018	1,393	697	—	28.50	3/15/2028	3/15/2019 (c)	—	—	1,248	25,684
							3/15/2019 (d)	358	7,368	—	—
							3/15/2020 (c)	—	—	4,540	93,433
							3/15/2020 (d)	1,947	40,069	—	—
Duane J. Brobst (a)	1/31/2013	667	—	—	16.88	1/31/2023	3/15/2018	1,703	35,048	—	—
	1/31/2014	1,333	—	—	18.78	1/31/2024	3/15/2019 (c)	—	—	2,450	50,421
	1/31/2015	4,500	—	—	18.52	1/31/2025	3/15/2019 (d)	700	14,406	—	—
	1/31/2016	4,161	—	—	19.68	1/31/2026	3/15/2020 (c)	—	—	3,611	74,314
	1/31/2017	3,844	—	—	28.15	1/31/2027	3/15/2020 (d)	1,548	31,856	—	—
	3/15/2018	2,731	1,365	—	28.50	3/15/2028
Megan D. Santana	1/31/2017	2,522	—	—	28.15	1/31/2027	3/15/2018	1,159	23,852	—	—
	3/15/2018	1,858	929	—	28.50	3/15/2028	3/15/2019 (c)	—	—	2,019	41,551
							3/15/2019 (d)	578	11,895	—	—
							3/15/2020 (c)	—	—	4,201	86,457
							3/15/2020 (d)	1,800	37,044	—	—

(a)Includes both non-qualified and incentive stock options.
(b)Based on $20.58, the closing price of Univest's Common Stock on December 31, 2020.
(c)Performance-based restricted stock units ("PBRSU").
(d)Service-based restricted stock units ("SBRSU").

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
3/15/2018	33.3334% Vested in 2019; 33.3333% Vested in 2020; and 33.3333% Vests in 2021

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
3/15/2018	150% or less vests 3/15/2021 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2019	PBRSU - 150% or less vests 3/15/2022 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2019	SBRSU - 33.3334% Vested in 2020; 33.3333% Vests in 2021 and 33.3333% Vests in 2022
3/15/2020	PBRSU - 150% or less vests 3/15/2023 based on the Corporation's achievement of performance metrics and the individuals continued service through vest date
3/15/2020	SBRSU - 33.3334% Vests in 2021; 33.3333% Vests in 2022 and 33.3333% Vests in 2023

STOCK OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards		Stock Awards (b)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (c)
Jeffrey M. Schweitzer	4,500	5,692	7,221	173,138
Michael S. Keim	—	—	3,989	94,814
Brian J. Richardson	—	—	232	4,120
Duane J. Brobst	—	—	2,064	49,481
Megan D. Santana	—	—	1,417	33,593
(a) "Value Realized on Exercise" is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date multiplied by the number of the options exercised.
(b) The amounts shown under Stock Awards include the portion of prior year restricted stock awards and units that vested during 2020 as well as the dividends on unvested restricted stock awards that were paid and invested in the dividend reinvestment plan during 2020. Beginning in 2019, the Corporation issued restricted stock units rather than awards. An employee has no rights to dividends until the restricted stock units vest.
(c) "Value Realized on Vesting" is based on the closing price of Univest Common Stock on the date of vesting.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Defined Benefit Pension Plan/Cash Balance Plan	13.25	180,667	—
Michael S. Keim	Defined Benefit Pension Plan/Cash Balance Plan	12.00	73,899	—
Brian J. Richardson (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
Duane J. Brobst	Defined Benefit Pension Plan/Cash Balance Plan	27.00	816,645	—
Megan D. Santana (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
(a) Univest's pension plans are described in the "Compensation Discussion and Analysis" section under the heading "Retirement Plans." Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 12 to the Financial Statements included in Univest's Form 10-K for the year ended December 31, 2020.
(b) Mr. Richardson and Ms. Santana were hired after December 8, 2009, at which date the Defined Benefit Pension Plan was closed to new employees.

CHIEF EXECUTIVE OFFICER - PAY RATIO DISCLOSURE

As required by Item 402(u) of Regulation S-K, we are providing the following information:

In an effort to maintain comparability in the reported CEO Pay Ratio Disclosure, for 2020, Univest re-identified the median employee. We completed the following steps to identify the median employee and to determine the annual total compensation of our median employee and CEO:

1.As of December 31, 2020, our employee population consisted of approximately 896 individuals, including full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with our calendar year end and allowed us to identify employees in a reasonably efficient manner.

2.To find the median employee (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020. In making this determination, we annualized the compensation of approximately 148 full-time and part-time permanent employees who were employed on December 31, 2020, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees, of which there were approximately 54.

3.We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.After identifying the median employee, we added together all of the elements of such employee's compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $61,993.

5.As reported in the Total column of our 2020 Summary Compensation Table, the annual total compensation for 2020 of Jeffrey M. Schweitzer, our President and CEO, was $1,712,450.

Based on this information, the ratio for 2020 of the annual total compensation of our President and CEO to the annual total compensation of our median employee is 28 to 1.

On December 7, 2020, the Compensation Committee approved a modification to the non-EPS portion of the performance-based restricted stock grants issued in 2018 and the performance-based restricted stock unit grants issued in 2019 and 2020 to change the relative performance metric from three-year average ROAA to a relative three-year average PTPP-NCO ROAA metric. These modifications did not result in a change to the number of target shares granted, but they did result in a $298,638 increase to Jeffrey M. Schweitzer's disclosed compensation for 2020. Jeffrey M. Schweitzer's adjusted compensation for 2020, excluding the impact of the modifications, was $1,413,812.

Based on this adjusted information, the adjusted ratio for 2020 of the annual total compensation of our President and CEO to the annual total compensation of our median employee is 23 to 1.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

    Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation, which are described in "Change in Control Agreements" on page 22 and addressed within the 2003 Long-Term Incentive Plan, the Amended and Restated 2013 Long-Term Incentive Plan, and the Defined Benefit Pension Plan.
Change in Control Agreements

In the event that the employment of Messrs. Schweitzer, Keim, Richardson, Brobst or Ms. Santana is terminated subsequent to a "change in control" during the term of the Agreement either by the Corporation for a reason other than "cause" (as defined in the Agreement) or by the Executive after the occurrence of certain specified events constituting "good reason" described in "Change in Control Agreements" on page 22, the Corporation will pay Messrs. Schweitzer, Keim, Richardson and Brobst or Ms. Santana, as applicable, a lump-sum cash payment equal to the sum of (i) two times the applicable Executive's highest annual base salary in effect on the date of termination of employment for the current and two preceding calendar years, and (ii) two times the applicable Executive's average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive will each receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits.

The following table provides the amount of compensation payable to the applicable Executive after a "change in control" and assumes the employee is terminated for a reason other than cause (as defined in the Agreement) or the Executive terminates employment after the occurrence of a specified event of "good reason" on December 31, 2020.

Name	2X Multiple of Base Salary ($)	2X Multiple of Cash Bonus ($)	2X Medical Insurance Benefits ($)	Total ($)
Jeffrey M. Schweitzer	1,400,000	597,335	26,259	2,023,594
Michael S. Keim	940,000	303,887	13,839	1,257,726
Brian J. Richardson	720,000	146,806	30,580	897,386
Duane J. Brobst	533,000	165,500	25,534	724,034
Megan D. Santana	660,000	152,341	30,580	842,921

The following table demonstrates the impact under different triggering events as if such event had occurred on December 31, 2020:

Name		Option Awards			Restricted Stock Awards and Restricted Stock Units
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($) (a)	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($) (a)
Jeffrey M. Schweitzer	Death or Disability (b)	—	—	—	17,351	357,084
	Change in Control	4,644	28.50	—	38,585	794,079
Michael S. Keim	Death or Disability (b)	—	—	—	10,898	224,281
	Change in Control	2,415	28.50	—	23,320	479,926
Brian J. Richardson	Death or Disability (b)	—	—	—	4,248	87,424
	Change in Control	697	28.50	—	9,198	189,295
Duane J. Brobst	Death or Disability (b)	—	—	—	4,664	95,985
	Change in Control	1,365	28.50	—	10,475	215,576
Megan D. Santana	Death or Disability (b)	—	—	—	4,692	96,561
	Change in Control	929	28.50	—	10,072	207,282
(a) Based on $20.58, the closing price of Univest's Common Stock on December 31, 2020, there is no intrinsic value for stock options as the options were underwater.
(b) Beginning with the grant on March 15, 2019 of performance-based restricted stock units, if a termination occurs due to death or disability, then unvested restricted stock units vest as of the date of the death or disability based on a "Pro-Rata Calculation" which will be determined based upon the length of grantee's employment with the Corporation from the date of the award through the date of the death or disability as compared to the vesting term. Service-based restricted stock units, if a termination occurs due to death or disability, become fully vested at the date of the death or disability.
The Amended and Restated 2013 Long-Term Incentive Plan provides that the Compensation Committee may, in its sole discretion, provide for the lapse of any restrictions and may accelerate or waive such restrictions in whole or in part, based on service, performance, or such factors or criteria as the Committee may determine.

DIRECTOR COMPENSATION

    The following table illustrates compensation received by non-employee Directors for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($) (a)	Restricted Stock Units ($) (b) (c)	Total ($)
William S. Aichele (d)	112,500	32,516	145,016
Roger H. Ballou	76,800	32,516	109,316
Todd S. Benning	58,600	32,516	91,116
Suzanne Keenan	44,800	32,516	77,316
Glenn E. Moyer	72,200	32,516	104,716
K. Leon Moyer	54,800	32,516	87,316
Natalye Paquin	47,800	32,516	80,316
Thomas M. Petro	51,800	32,516	84,316
Michael L. Turner	64,000	32,516	96,516
Robert C. Wonderling	45,300	32,516	77,816
Charles H. Zimmerman	61,200	32,516	93,716
(a) Includes annual retainer fees, Board meeting fees and other committee fees as described below.
(b) Each director has 2,693 restricted stock units outstanding that have not vested as of December 31, 2020.
(c) The amount reflects aggregate grant date fair value for service-based restricted stock units granted during 2020 and is based on the Company's stock price of $24.84 as of the date of grant on January 31, 2020.
(d) William S. Aichele has 9,000 stock options available for exercise as of December 31, 2020. These options were granted in 2013 when Mr. Aichele was an employee of the Corporation.

    Director Fees

For the year ended December 31, 2020, the Chairman (Mr. Aichele) received a flat annual fee of $112,500 in lieu of retainer and meeting fees. This amount is based on the Chairman's experience and responsibilities, with a target of paying near the median (50%) level of our peer group. A summary of other Board compensation is shown in the following table for the year ended December 31, 2020.

Compensation Element (1) (2) (3)	Director Compensation
Board of Director Fees	$30,000 annual cash retainer
$1,200 Board meeting fee
Restricted stock units issued annually equivalent to $32,500 based on the Company's stock price as of the date of grant on January 31, 2020

Committee Chair Additional Retainer	$10,000 Audit Committee
$7,500 Risk Committee
$7,500 Nominating and Governance Committee
$7,500 Compensation Committee
$4,000 Independent Directors
$4,000 Community Reinvestment Act Committee
$4,000 Trust Committee

Committee Meeting Fees and Special Meeting Fees	$1,000 Audit Committee
$1,000 Risk Committee
$1,000 Executive Committee
$800 Nominating and Governance Committee
$900 Compensation Committee
$750 Community Reinvestment Act Committee
$750 Trust Committee
(1) Annual retainer and Committee Chair retainers are paid in quarterly installments.
(2) Committee Meeting Fees and Special Meeting Fees are paid based on meetings attended.
(3) Each non-employee Director receives a fee for each Board Meeting of the Corporation or the Bank for which he/she attended. Only one fee was paid to the Director if these Boards meet on a concurrent basis.

Director Mandatory Retirement Age

    The Corporation's by-laws provide that a Director is required to retire from the Board on the first day of the month following their seventy-second birthday. Notwithstanding this mandatory provision, the Board, by the affirmative vote of a majority of Directors, may extend the retiring Director's service eligibility for up to an additional three years.

Stock Ownership Requirements

Directors and Alternate Directors are each required to own 10,000 shares of the Corporation's stock within five (5) years of becoming a Director or an Alternate Director. Each Director who has been a Director or Alternate Director for at least five (5) years is in compliance with this policy. The following shares are considered "owned" for the purpose of meeting the ownership requirements:

•All shares held by the Director or their spouse;
•All restricted stock (vested or unvested);
•All restricted stock units (vested or unvested);
•Unexercised vested in-the-money stock options;
•Shares held in the Director's 401(k) plan or Employee Stock Purchase Plan; and
•Shares held in trust for the benefit of the Director or their immediate family members.

Director Resignation Policy

The Corporation has a Director Resignation Policy (the "Resignation Policy") to address a situation in which a nominee for election to the Board in an uncontested election is elected, despite receiving more votes "withheld" for his or her election than votes "for" his or her election (a "Majority Withheld Vote"). By accepting a nomination to stand for election or re-election as a Director of the Corporation or an appointment as Director to fill a vacancy or new Directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of Directors, he or she receives a Majority Withheld Vote, the Director will tender a written offer of resignation to the Chair of the Board promptly following the Annual Meeting.

For purposes of the Policy, an "uncontested election of Directors" is any election of Directors in which the number of nominees for election does not exceed the number of Directors to be elected. The Nominating and Governance Committee must promptly consider the Director's offer of resignation and recommend to the Board whether to accept the offer of resignation. The Board will act on the Committee's recommendation within ninety (90) days following the shareholder vote. In evaluating the Director's offer of resignation, each of the Committee and the Board must consider all factors they deem relevant, including any of the following: (i) the perceived reasons for the Majority Withheld Vote; (ii) the qualifications and tenure of the Director; (iii) the Director's past and expected future contributions to the Corporation; (iv) the overall composition of the Board and whether accepting the resignation would cause the Corporation to not be in compliance with any applicable rule or regulation (including exchange listing standards) or any material agreement to which the Corporation is a party; and (v) whether the resignation would be in the best interests of the Corporation. In determining what action to recommend or take regarding the Director's offer of resignation, each of the Committee and the Board may: (i) accept the offer of resignation; (ii) reject the offer of resignation; (iii) reject the offer of resignation to allow the Director to remain on the Board but agreeing that the Director will not be nominated for re-election to the Board at the next election of Directors relating to the class in which such Director serves; (iv) defer acceptance of the offer of resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the offer of resignation would create; or (v) defer acceptance of the offer of resignation if the Director can cure the underlying cause of the Majority Withheld Vote within a specified period of time (for example, if the Majority Withheld Vote related to service on one or more other boards of directors, by resigning from other company boards).

After the Board makes a formal decision on the Committee's recommendation, the Corporation must promptly publicly disclose the Board's decision whether or not to accept the Director's offer of resignation, together with an explanation of the process by which the decision was made, and, if applicable, the Board's reasons for such decision.

RELATED PARTY TRANSACTIONS

Since December 31, 2019, some of the Directors and Executive Officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. In management's opinion, any loans with Directors and Executive Officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank. Such loans did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.
These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 (dealing with personal loans to Executive Officers) and Federal Reserve Board Regulation O. As of December 31, 2020, loans to Executive Officers, Directors, and their affiliates represented 0.8% of total shareholders' equity in the Corporation.

The Corporation's Audit Committee Charter provides for the review of related party transactions, including the independent status of all Audit Committee members. The Nominating and Governance Committee evaluates the independence of Directors in accordance with applicable regulatory requirements.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee met five (5) times during 2020. The Compensation Committee's responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, approving the annual compensation of Executive Officers and other key management personnel through consultation with management and the Compensation Committee's independent professional compensation consultants. Recommendations are made to the Board with respect to the Corporation's CEO compensation, overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation's management development and succession plans. In addition, the Compensation Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee Directors on the Board. The Compensation Committee's charter is available at the Corporation's website on the internet; www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this document for the year ended December 31, 2020 with the Corporation's management.

Based on the Committee's review and discussions noted above, the Compensation Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee Members:

Roger H. Ballou, Chairman
Glenn E. Moyer
Robert C. Wonderling
Charles H. Zimmerman

CORPORATE GOVERNANCE DISCLOSURE

    Code of Conduct

The Corporation has adopted a Code of Conduct for all Directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest Director, Officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Code and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Code of Conduct is available on our website at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for Directors or Executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within four business days. Any waivers would also be posted on our website within four business days.

    Anti-Hedging Policy

    The Company's Insider Trading Policy includes a prohibition on hedging by its Directors, Executive Officers and all employees. These transactions are designed to hedge or offset the economic risk of owning shares of Common Stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Common Stock would affect the value of the shares of Common Stock owned by a Director, Executive Officer or employee is prohibited.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met three (3) times during the fiscal year ended December 31, 2020. The primary purpose of the Nominating and Governance Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating and Governance Committee charter is available for shareholder review on the internet at www.univest.net in the "INVESTOR RELATIONS" section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the Annual Meeting of Shareholders.

Univest currently has one Alternate Director - Joseph P. Beebe. Alternate Directors are elected by the Corporation's shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future Directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. The pace of change in today's financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, an Alternate Director does not vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee seeks to balance the skill sets of current Board members with the need for other diverse skill sets and qualities, including diversity of gender or ethnicity, which will complement the Corporation's strategic vision. All Director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board's effectiveness. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation's strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors.

Board Leadership

The structure of the Corporation's Board of Directors consists of: a Chairman of the Board, one Director who currently is also the President and Chief Executive Officer of the Corporation, and individual Directors. The Board of Directors does not currently have a Lead Director, however the Corporation has an Independent Directors Committee, which is chaired by Michael L. Turner. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent Directors, with management representation constituting only one of the twelve members of the Board of Directors. The Independent Directors of the Board meet separately at least twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Enterprise-Wide Risk Management Committee, Community Reinvestment Act Committee, and Trust Committee. The active participation in these Committees in addition to the Board of Directors' meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk management is the cornerstone of banking and is integral to the daily operations of the Corporation. The Board of Directors oversees the risk management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of five members of management, including the President and Chief Executive Officer of the Corporation, and six independent Directors of the Board, including the Chairman of the Corporation. Five additional members of management regularly present at the Enterprise-Wide Risk Management Committee meetings. The Enterprise-Wide Risk Management Committee met four (4) times during 2020 and is chaired by Director Glenn E. Moyer. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which met three (3) times in 2020, consisting of members of management representing various line of business and areas of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings are reported to the Enterprise-Wide Risk Management Committee, and minutes from the Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Chief Risk Officer reports directly to the Audit Committee and administratively to the Chief Executive Officer of the Corporation. The Chief Risk Officer also attends each Board of Directors meeting, Executive Committee meeting, Audit Committee meeting, Compensation Committee meeting, Enterprise-Wide Risk Management Committee meeting, as well as numerous management level committee meetings, in order to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also meets in executive session with the Audit Committee on a quarterly basis.

The comprehensive responsibilities of the Enterprise-Wide Risk Management Committee include providing oversight, from a risk perspective, of information systems security. In that regard, the Chief Information Security Officer provides information security updates to the Enterprise-Wide Risk Management Committee at each Enterprise-Wide Risk Management Committee meeting. Additional information security training is provided through a management Information Security Steering Committee and also through targeted training that is overseen by the Chief Information Security Officer. In addition, the Corporation has implemented a Cyber Incident Response Plan in order to provide a structured and systematic incident response process for information security incidents that affect any of the information technology systems, network, or data of the Corporation. The Cyber Incident Response Plan is implemented and maintained by the Corporation’s Chief Information Security Officer and is subject to annual review and approval by the Enterprise-Wide Risk Management Committee.

In 2020, as the result of the COVID-19 pandemic, management presented targeted COVID-19 updates and reports to the Enterprise-Wide Risk Management Committee, as well as the Corporation’s Executive Committee and full Board of Directors. These reports included information regarding risks related to the COVID-19 pandemic and mitigating actions recommended and taken by management.

Shareholder Nominations

    Article II, Section 17 of the Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

    Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.The name, age and resident address of each of the proposed nominees;
b.The principal occupation or employment and business address of each proposed nominee;
c.The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;
d.The name and resident address of the notifying shareholder; and
e.The number of shares owned by the notifying shareholder.

    The nomination of a Director who has not previously served as a Director shall be made from and among the then serving Alternate Director(s) except in connection with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board.

PROPOSALS
Proposal 1 - Election of Directors

The election of four Class I Directors, each for a three-year term expiring in 2024 and until their successors are elected and qualified. The nominees for Class I Director are:
    William S. Aichele
    Suzanne Keenan
    Thomas M. Petro
    Charles H. Zimmerman

The election of one Alternate Director, for a one-year term expiring in 2022 and until his successor is elected and qualified. The nominee for Alternate Director is:
Joseph P. Beebe

The Board of Directors recommends a vote "FOR" each of the listed nominees.

Proposal 2 - Ratification of KPMG LLP as independent registered public accounting firm for 2021

The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm for the Corporation for 2021. KPMG was first engaged as the Corporation's independent registered public accounting firm in 2004 and audited the Corporation's financial statements for 2020.

Although shareholder ratification of the appointment of KPMG as the Corporation's independent registered public accounting firm is not required, the Board has decided to afford the Corporation's shareholders the opportunity to express their opinions on the matter of the Corporation's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee at its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the Corporation's shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" Proposal 2.

Proposal 3 - An advisory vote to approve named Executive Officer compensation as presented in this Proxy Statement
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in "Compensation Discussion and Analysis" (the "CD&A") section of this document and the compensation tables included in the discussion of Executive Compensation beginning on page 12, including the narrative disclosure thereto.
As stated in the CD&A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation's Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation's short-term and long-term goals and growth in shareholder value.
Highlights of our program include:
•Mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;
•Measurement of individual and group performance factors by the Corporation's Compensation Committee, considering decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;
•Assessment of Univest's Executive compensation program by the Corporation's Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level Executives to strategically manage the Corporation; and

•The requirement that Executives acquire substantial levels of ownership of the Corporation's stock to better align the Executives' interests with those of the shareholders.

As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee, which is responsible for the design and administration of our Executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2021 Annual Meeting of Shareholders:

"RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement."

The Board of Directors recommends that you vote "FOR" Proposal 3.

    SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation's 2022 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 19, 2021.
A shareholder proposal submitted after November 19, 2021, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation's Proxy Statement for the Annual Meeting to be held in 2022, but may nevertheless be presented at the Annual Meeting. Under the Corporation's bylaws, to present a proposal at the Annual Meeting in 2022, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2022 Annual Meeting of April 27, 2022, a proposal submitted pursuant to the Corporation's bylaws must be received at the principal executive offices no later than December 28, 2021.
    OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote virtually at the meeting and may be revoked prior to the call for a vote.